Exhibit 10.22

Docusign Envelope ID: 8238BE8B-2913-482C-B5C3-C981784511AC

November 14, 2025

TO: Dougray Scott
c/o Schreck Rose Dapello Adams Berlin & Dunham LLP
9595 Wilshire Blvd., Suite 1020
Beverly Hills, CA 90212
Attn: Carolyn Conrad and Adam Horne
Email: cconrad@srda.com and ahorne@srda.com

FROM: Chris Philip
email: chris@ambitious.tv

RE: TALENT ATTACHMENT AGREEMENT – "THE LAST COMMANDMENT"

This will confirm that, in consideration of the efforts of us, Ambitious Entertainment Inc. ("Producers") to set up and/or arrange for the development, production and/or financing of a proposed, television presentation, pilot, and/or series and/or other production created by Producers currently under the title of "The Last Commandment" (the "Project") based on the rights held by the Producers to the teleplay of the same name, you, Dougray Scott ("Artist") hereby agree that Producers shall have the exclusive right, for a period of twelve (12) months from the date hereof (the "Initial Term"), to enter into discussions and conduct negotiations with potential third party development, production and/or financing entities (each a "Third Party") in connection with your attachment as an actor for the role of "Austin Grant", as well as the role of an executive producer, in the development and production of the Project. If Producers and/or Artist are in active, bona fide discussions and/or negotiations with one or more Third Parties regarding the Project at the expiration of the Term, then Producers and Artist (as applicable) shall have the right, by written notice to the other party, to extend the Term for an additional six (6) month period (the "Extended Term," and together with the Initial Term, the "Term"). That notwithstanding, the Term shall be no less than the term of Producer's deal for the rights to the Project including all term extensions.

Accordingly, Artist agrees not to enter into any agreement with a Third Party relating to the Project during the Term unless Producers have also entered into an agreement with the same Third Party on terms satisfactory to both parties for development, producing and/or other services in connection with the Project, and Producers agrees not to enter into any agreement with a Third Party relating to the Project during the Term unless Artist is ready to enter into an agreement with the same Third Party on terms satisfactory to both parties in connection with the rights to the Project and any services Artist may desire to render in connection with the Project (provided that Artist shall negotiate with such Third Party in good faith). Producers shall use best efforts to accommodate the scheduling requirements of Artist who shall remain attached as an Executive Producer (or Producer, if the Project is a feature) in the event that Artist is unable to come to an agreement with a Third Party during the Term.

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Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

Docusign Envelope ID: 8238BE8B-2913-482C-B5C3-C981784511AC

If both parties have not both entered into agreements with a Third Party regarding the Project during the Term or the Extended Term, if applicable, then we shall have no further rights or obligations to one another hereunder, provided that if after the Term, the Producers enter into an agreement regarding the Project with a Third Party to whom the Project was pitched during the Term, Artist shall remain attached on the terms herein.

All creative matters related to the development of the Project during the Term shall be subject to ongoing meaningful consultation between Producers and Artist in a good faith attempt to reach a mutual consensus inclusive of the scripting of Artist's role, but in deference to the creative tiebreaker held by the Project rights holder/author. Artist shall have the right, but not the obligation at his sole expense, to attend all pitches with potential Third Parties (including virtually) and such pitches will be scheduled in good faith to accommodate Artist's schedule. Any inadvertent pitch notice failure by Producers shall not be deemed a breach.

Producers represent and warrant that Producers exclusively control all motion picture and television rights in connection with the underlying property and that Producers have the exclusive right to enter into this Agreement and grant the rights granted hereunder without the consent of or payment to any third party.

Please confirm your agreement to the foregoing by signing a copy of this letter in the space provided below. Thank you!

PRODUCERS:

Kirk Shaw

Ambitious Entertainment Inc.

By: Kirk Shaw

AGREED TO AND ACCEPTED:

DocuSigned by:

Dougray Scott

5DD1292798F04F2...

Dougray Scott

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